Exhibit 10.17

CONFIDENTIAL TREATMENT REQUESTED

November 30, 2015

Via Email

Jennifer Low, M.D., Ph.D., M.H.Sc.

Re:                             Terms of Transition and Separation

Dear Dr. Low:

This letter confirms the agreement (“Agreement”) between you and Loxo Oncology, Inc. (the “Company”) concerning the terms of your transition and separation from employment and offers you certain benefits to which you would not otherwise be entitled, conditioned upon your provision of a general release of claims and covenant not to sue now and upon the Separation Date (defined below) as provided herein.  If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.

1.                                      Separation from Employment:  As you know, your employment with the Company will soon end.  The Company has discussed with you the terms under which your employment will continue through the Transition Period, as described further below.

2.                                      Continued Employment; Other Release Consideration:  In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to continue your employment on the following terms:

a.                                      Separation Date; Transition Period and Services:  Your last day of employment with the Company will be the earliest of (i) the date upon which you or the Company terminate your employment pursuant to Paragraph 2(c) below, or (ii) December 31, 2015 (the “Separation Date”).  Between now and the Separation Date (the “Transition Period”), you agree to carry out the duties and responsibilities of the Acting Chief Medical Officer position (including, but not limited to providing back-up advice regarding clinical trial, operational and safety issues; providing limited regulatory advice; representing the Company as a clinical development consultant or acting Chief Medical Officer (“CMO”)at global regulatory meetings; providing CMO signature for SOPS, internal documentation of medical approval, letters to investigators and health authorities regarding safety related issues; consulting with Company staff on compassionate use requests; acting Principal Investigator certain applications and activities) as directed principally by the Chief Executive Officer, to whom you will report; and providing other transition services as may reasonably be requested by the Company, including transition of the responsibilities, duties, and knowledge relative to your position to other employees of the Company (the “Transition Services”).  You will maintain a full-time schedule until November 12, 2015.  Thereafter during the Transition Period, you will maintain a part-time schedule based on an approximate average of 8 hours/week.  Effective on the first day of the Transition Period, your title will change from Chief Medical Officer to Acting Chief Medical Officer, and you will no longer hold the title of Executive Vice President, Research and Development.

b.                                      Compensation and Benefits:  During the period November 13, 2015 to December 31, 2015, the Company will pay you a $15,916.67 semi-monthly salary, less applicable taxes and withholding and payable in accordance with the Company’s regular payroll schedule, and you will continue to be eligible to participate in the benefits for which you are currently eligible, including participation in the Company-sponsored health benefits plan and continued vesting of stock options, to the fullest extent allowed by the governing plans, agreements, or policies, except that you will no longer continue to accrue paid vacation after November 12, 2015.  Furthermore, pursuant to paragraph 4 of the offer letter between you and the Company dated June 30, 2014 (the “Offer Letter”), you will continue to be eligible to receive your 2015 management by objectives bonus prorated to November 12, 2015 if (i) you carry out the Transition Services cooperatively and diligently as determined by the Company in good faith and in its sole discretion in full, (ii) the Consultancy commences, and (iii) you do not terminate the Consultancy (defined below) prior to March 15, 2016.  The compensation described in this Paragraph 2(b) will be your sole compensation from the Company during the Transition Period, and supersedes and replaces all other compensation arrangements, including those provided for in the Offer Letter.

c.                                       At-Will Employment; Post-Separation Consultancy:  During the Transition Period, your employment with the Company will remain at-will, meaning either you or the Company may terminate your employment at any time with or without notice or reason.  Provided that you cooperatively and diligently provide the Transition Services as determined by the Company in good faith and in its sole discretion, then in exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in Exhibit A (the “Second Release”), to be signed on the Separation Date, and your other promises herein, the Company agrees to engage you as a consultant (the “Consultancy”) pursuant to the terms and conditions of the Consultant Agreement (Exhibit C) and for the period January 1, 2016 to March 31, 2016 (the “Consultant Period”).  In the event the Company either (i) terminates your employment prior to the Separation Date and you have cooperatively and diligently provided the Transition Services as determined by the Company in good faith and in its sole discretion, or (ii) if the Consultancy commences, terminates the Consultancy prior to the end of the Consultant Period and you have cooperatively and diligently carried out the consulting services set forth in Exhibit C, the Company will provide to you the compensation and benefits described in Paragraph 2(b) that you would have received had you, in the case of (i), remained employed until the Separation Date, and in the case of (ii), remained engaged as a consultant until the end of the Consultant Period. The Consultancy will commence immediately following the effective date of your separation.  In the event that the Company terminates your employment prior to the Separation Date for failing to provide the Transition Services (including for failing to do so in a diligent and cooperative fashion, as determined by the Company in good faith and in its sole discretion) or you resign

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

from employment for any reason prior to the Separation Date, you will not be eligible to receive, and the Company will not be obligated to offer to you, the benefits described in Paragraph 2(b), nor will you be eligible for the Consultancy.

d.                                      Insider Trading; Indemnification:  During the Transition Period, you will continue to be subject to all insider trading rules and regulations applicable to officers of the Company, including, but not limited to, trading blackout dates, and you will be entitled to continued indemnification as an officer of the Company.  You acknowledge that as an executive officer, you may have come into possession of material, non-public information regarding the Company and that in accordance with Company’s Insider Trading Policy and applicable law, you will not trade in Company securities until the first open trading window following your cessation of employment, and will not trade in Company securities while otherwise in possession of material nonpublic information.  For the six-month period following the Transition Period, you are required to report certain transactions involving the securities of the Company and are still subject to laws and regulations regarding “short swing” profit liability.

By signing below, you acknowledge that you are receiving the release consideration outlined in this paragraph in consideration for waiving your rights to claims referred to in this Agreement (and the Second Release, if applicable) and that you would not otherwise be entitled to the release consideration.

3.                                      Final Pay:  On the Separation Date, the Company will pay you for all wages, salary, bonuses, commissions, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Separation Date, except for any 2015 management by objectives bonus, which, if earned, will be paid by March 15, 2016. By signing below, you acknowledge that the Company does not owe you any other amounts, except as otherwise may become payable under this Agreement.

4.                                      Return of Company Property:  You hereby warrant to the Company that, no later than the Separation Date, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.  Furthermore, upon commencement of the transitional role described in this Agreement, you will return any property and data of the Company in your possession or control, other than the property and data required to carry out the Transition Services and the Consultancy.

5.                                      Proprietary Information:  You hereby acknowledge that you are and will continue to be bound by the attached Employee Invention Assignment and Confidentiality Agreement (“EIACA”) (Exhibit B hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement, which includes, without limitation, any information about the Company’s drug development programs that is not made public by the Company), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone, except as required in the course of your employment with the Company.  You hereby acknowledge that for as long as you are providing Transition Services and through the term of the Consultancy you remain subject to Section 13 of your EIACA regarding opportunities of the Company and your obligation not to compete. For the avoidance of doubt, and not by way of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

limitation, the parties agree that (i) participation in a drug development program targeting TRK, RET, of FGFR1, 2 or 3 or (ii) provide services for [*], [*],[*] or [*], or (iii) raising capital from the funds affiliated with the following investors, shall be considered competition or preparation to compete with the Company: [*], [*], [*], [*], [*], [*], and [*]. You further acknowledge that you remain subject to Section 12 of your EIACA with regards to solicitation of employees or consultants of the Company. You further confirm that, subject to Paragraph 4, you will deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such Proprietary Information and that you will not take with you any such documents or data or any reproduction thereof.

6.                                      Stock Options:

a.                                      You have been granted, pursuant to the Company’s 2013 Equity Incentive Plan (the “Plan”) and the respective Notices of Stock Option Grant and Stock Option Agreements (collectively with the Plan, the “Stock Option Agreements”), the following options to purchase shares of the Company’s common stock (with vesting calculations as of December 31, 2015 and reflecting post stock split figures):

i.                              A stock option granted on July 9, 2014 to purchase 128,953 shares as to which 48,357 shares will be vested on December 31, 2015 and 80,596 shares will remain unvested (the “First Option”).

ii.                           A stock option granted on December 19, 2014 to purchase 100,000 shares as to which 25,000 shares will be vested on December 31, 2015 and 75,000 shares will remain unvested (the “Second Option,” and, collectively with the First Option, the “Options”).

b.                                      The Options will continue to vest until December 31, 2015, provided you remain employed, as provided in the Stock Option Agreements, at which time you and the Company agree that vesting shall cease, notwithstanding any services you may provide during the Consultancy.

c.                                       Except as provided above, your rights concerning the Options above will continue to be governed by the Stock Option Agreements, as amended by this Agreement, if applicable and provided this Agreement becomes effective.

7.                                      Mutual General Release and Waiver of Claims:

a.                                      Release by Dr. Low: The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company, including pursuant to the Offer Letter.  To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits under the Offer Letter or otherwise arising out of your employment or your separation of employment, including pursuant to the Offer Letter, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b.                                      By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

c.                                       To the fullest extent permitted by law, the Company hereby releases and waives any claims it may have against you and your successors and assigns, whether known or not known, including, but not limited to claims relating to your employment with the Company and separation therefrom but excluding claims of fraud, misappropriation of trade secrets, and breach of your Employee Invention Assignment and Confidentiality Agreement.

d.                                      You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity, or any claims for enforcement of this Agreement.  To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

8.                                      Covenant Not to Sue:

a.                                      To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b.              Nothing in this paragraph shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict your ability to file such administrative complaints.  However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                        for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.

c.               Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

9.                                      Mutual Nondisparagement:  You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.  The Company agrees that its current officers and directors will not disparage you with any written or oral statement.  Nothing in this paragraph shall prohibit you from providing truthful information in response to a subpoena or other legal process.

10.                               Arbitration:  Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Mateo County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement.  Any arbitration may be initiated by a written demand to the other party.  The arbitrator’s decision shall be final, binding, and conclusive.  The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law.  The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

11.                               Attorneys’ Fees:  If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

12.                               Confidentiality:  The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order, or as otherwise required by law, including with respect to filing this Agreement with the Securities and Exchange Commission.  You and the Company agree that if asked for information concerning this Agreement, party that is so asked will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. This applies not only to Dr. Low, but also to the current board members or executive officers of the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

13.                               No Admission of Liability:  This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.  This Agreement shall be afforded the maximum protection allowable under Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.

14.                               Complete and Voluntary Agreement:  This Agreement, together with Exhibits A and B hereto and the Stock Option Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter.  You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

15.                               Severability:  The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable.  Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

16.                               Modification; Counterparts; Facsimile/PDF Signatures:  It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

17.                               Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

18.                               Review of Separation Agreement:  You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement.  You also understand you may revoke this Agreement within seven (7) days of signing this document and that the consideration to be provided to you pursuant to Paragraph 2 (as applicable) will be provided only at the end of that seven (7) day revocation period.

19.                               Effective Date:  This Agreement is effective on the eighth (8th) day after you sign it provided you have not revoked the Agreement as of that time (the “Effective Date”).

If you agree to abide by the terms outlined in this letter, please sign this letter below return it to me within the timeframe noted above.  I wish you the best in your future endeavors.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Sincerely,

Loxo Oncology, Inc.

	By:	/s/ Joshua Bilenker
Joshua H. Bilenker,
President and CEO

READ, UNDERSTOOD AND AGREED

/s/ Jennifer Low	Date:	12/28/2015
Jennifer Low, M.D., Ph.D., M.H.Sc.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

SECOND RELEASE

This General Release of All Claims and Covenant Not to Sue (the “Second Release”) is entered into between Jennifer Low, M.D., Ph.D., M.H.Sc. (“Employee”) and Loxo Oncology, Inc. (the “Company”) (collectively, “the parties”).

WHEREAS, on [Date], Employee and the Company entered into an agreement regarding Employee’s transition and separation from employment with the Company (the “Separation Agreement,” to which this Second Release is attached as Exhibit A);

WHEREAS, on [Date], Employee’s employment with the Company terminated (the “Separation Date”);

WHEREAS, the Company has determined that Employee cooperatively and diligently provided the Transition Services (as defined in the Separation Agreement);

WHEREAS, this agreement serves as the Second Release, pursuant to the Separation Agreement; and

WHEREAS, Employee and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Employee’s employment and separation from employment with the Company;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Employee and the Company hereby enter into this Second Release.

1.                                      Acknowledgment of Payment of Wages:  By her signature below, Employee acknowledges that, on the Separation Date, the Company paid her for all wages, salary, vacation, bonuses, commissions, reimbursable expenses, and any similar payments due her from the Company as of the Separation Date.  By signing below, Employee acknowledges that the Company does not owe her any other amounts, except as may become payable under the Separation Agreement and the Second Release.

2.                                      Return of Company Property:  Employee hereby warrants to the Company that she has returned to the Company all property or data of the Company of any type whatsoever that has been in her possession, custody or control.

3.                                      Consideration:  In exchange for Employee’s agreement to this Second Release and her other promises in the Separation Agreement and herein, the Company agrees to provide Employee with the consideration set forth in Paragraph 2(c) of the Separation Agreement.  By signing below, Employee acknowledges that she is receiving the consideration in exchange for waiving her rights to claims referred to in this Second Release and she would not otherwise be entitled to the consideration.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.                                      General Release and Waiver of Claims:

d.                                      The payments and promises set forth in this Second Release are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options, restricted stock, restricted stock units, or other ownership interest in the Company, termination benefits or other compensation to which Employee may be entitled by virtue of her employment with the Company or her separation from the Company, including pursuant to the Separation Agreement and the Offer Letter (as defined in the Separation Agreement).  To the fullest extent permitted by law, Employee hereby releases and waives any other claims she may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of her employment or separation of employment, including for equity or pursuant to the Offer Letter, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

e.               Employee hereby acknowledges that she is aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in her or her favor at the time of executing the release, which, if known by her, must have materially affected her or her settlement with the releasee.  With knowledge of this principle, Employee hereby agrees to expressly waive any rights she may have to that effect

f.                Employee and the Company do not intend to release claims that Employee may not release as a matter of law, including but not limited to claims for indemnity, or any claims for enforcement of this Second Release.  To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause in the Separation Agreement.

5.                                      Covenant Not to Sue:

g.                                       To the fullest extent permitted by law, at no time subsequent to the execution of this Second Release will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which she may now have, have ever had, or may

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2

in the future have against Releasees, which is based in whole or in part on any matter released by this Second Release.

h.              Nothing in this paragraph shall prohibit Employee from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict her right to file such administrative complaints.  However, Employee understands and agrees that, by entering into this Second Release, she is releasing any and all individual claims for relief, and that any and all subsequent disputes between Employee and the Company shall be resolved through arbitration as provided in the Separation Agreement.

i.                  Nothing in this paragraph shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Second Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

6.                                      Review of Second Release:  Employee understands that she may take up to twenty-one (21) days to consider this Second Release and, by signing below, affirms that she was advised to consult with an attorney prior to signing this Second Release.  Employee also understands that she may revoke this Second Release within seven (7) days of signing this document and that the consideration to be provided to her pursuant to Paragraph 2(c) of the Separation Agreement will be provided only at the end of that seven (7) day revocation period.

7.                                      Effective Date:  This Second Release is effective on the eighth (8th) day after Employee signs it, provided she has not revoked it as of that time (the “Effective Date”).

8.                                      Other Terms of Separation Agreement Incorporated Herein:  All other terms of the Separation Agreement to the extent not inconsistent with the terms of this Second Release are hereby incorporated in this Second Release as though fully stated herein and apply with equal force to this Second Release, including, without limitation, the provisions on Nondisparagement, Arbitration, Governing Law, and Attorneys’ Fees.

Dated:	1/14/2016	/s/ Joshua Bilenker
Name:
Title:
For the Company

Dated:	1/7/2016	/s/ Jennifer Low
Jennifer Low, M.D., Ph.D., M.H.Sc.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT B

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

EXHIBIT C

CONSULTANT AGREEMENT

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of January 1, 2016 (the “Effective Date”) between Loxo Oncology, Inc., a Delaware corporation with its principal place of business at 1 Landmark Square, Suite 1122, Stamford, CT (“Company”) and Green Duck Punch LLC (“Consultant”).  Company desires to retain Consultant to perform certain consulting activities as described below, and Consultant desires to serve as a consultant to Company and perform such activities under the terms of this Agreement.

NOW, THEREFORE, Consultant and Company agree as follows:

1.              SERVICES AND COMPENSATION

(a)         Consultant agrees to act as a consultant to Company with respect to such matters and projects as are mutually agreed from time to time by and between Consultant and Company, and perform the services described on Exhibit A hereto (collectively, “Services”).

(b)         Consultant Personnel.  Consultant will perform all Services only through Dr. Jennifer Low (the “Consultant Personnel”).

(c)          Company agrees to pay Consultant the compensation set forth on Exhibit A hereto for the performance of the Services.

2.              CONFIDENTIALITY

(d)         “Confidential Information” means any proprietary information technical data, trade secrets or know-how, including, but not limited to, research and product plans, products, services, markets, developments, inventions, processes, formulas, technology, marketing, finances or other business information disclosed to Consultant or Consultant Personnel by Company either directly or indirectly in writing, orally or otherwise.  Confidential Information also includes all Inventions (as defined below) and any other information or materials generated in connection with the Services.  Confidential Information may also include information of a third party that is in Company’s possession and is disclosed to Consultant or Consultant Personnel under this Agreement.

(e)          Consultant or Consultant Personnel shall not, during or subsequent to the term of this Agreement, use any Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Company, or disclose Confidential Information to any third party.  Consultant or Consultant Personnel agree that Confidential Information shall remain the sole property of Company.  Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure or use of Confidential Information.  Notwithstanding the above, Consultant’s obligation under this Section 2(b) relating to Confidential Information shall

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

not apply to information which (i) is known to Consultant at the time of disclosure to Consultant by Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party authorized to make such disclosure.

(f)           Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose to Company any proprietary information or trade secrets of any former or current employer or other person or entity to which Consultant has a duty to keep in confidence such information and that Consultant will not bring onto the premises of Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by the same.  Consultant will indemnify Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation by Company of such third party’s rights resulting in whole or in part from Company’s use of the work product of Consultant under this Agreement.

(g)          Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Consultant agrees that Consultant owes Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Company consistent with Company’s agreement with such third party.

(h)         Consultant agrees that the Consultant will not disclose or use material nonpublic information acquired from Company during the term of this Agreement to make investment decisions concerning Company’s or another company’s securities.  Information is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to alter significantly the total mix of the information in the marketplace about the Company.  Consultant acknowledges and agrees that Consultant is aware that the securities laws of the United States and Company’s Insider Trading Policy prohibit trading while in possession of material nonpublic information and prohibit sharing this information with others to enable them to trade.

(i)             Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to Company all Confidential Information and Company’s property relating thereto and all tangible embodiments thereof, in Consultant’s possession or control.

3.              OWNERSHIP

(j)            Consultant and Company agree that, to the fullest extent legally possible, all Inventions (as defined below) will be works made for hire owned exclusively by Company.  Consultant agrees that, regardless of whether an Invention is a work made for hire, all Inventions will be the sole and exclusive property of Company. Consultant hereby irrevocably assigns to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Company all right, title and interest in and to any information (including, without limitation, business plans and/or business information), technology, know-how, materials, notes, records, designs, ideas, inventions, improvements, devices, developments, discoveries, compositions, trade secrets, processes, methods and/or techniques, whether or not patentable or copyrightable, that are conceived, reduced to practice or made by Consultant alone or jointly with others in the course of performing the Services or through the use of Confidential Information (collectively, “Inventions”).

(k)         Consultant agrees to sign, execute and acknowledge or cause to be signed, executed and acknowledged without cost, but at the expense of Company, any and all documents and to perform such acts as may be necessary, useful or convenient for the purposes of perfecting the foregoing assignments and obtaining, enforcing and defending intellectual property rights in any and all countries with respect to Inventions.  It is understood and agreed that Company or Company’s designee shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain patent applications and patents worldwide with respect to Inventions.

(l)             Upon the termination of this Agreement, or upon Company’s earlier requests, Consultant will deliver to Company all property relating to, and all tangible embodiments of, Inventions in Consultant’s possession or control or the possession or control of the Consultant Personnel.

(m)     Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development concept, discovery or other proprietary subject matter owned by Consultant or in which Consultant or the Consultant Personnel has an interest (“Item”), Consultant will inform Company in writing thereof, and Company is hereby granted and shall have a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, reproduce, display, use and sell such Item as part of or in connection with the exploitation of such Invention.

(n)         Consultant agrees that if Company is unable because of Consultant’s unavailability, or the Consultant Personnel’s mental or physical incapacity, or for any other reason, to secure Consultant’s or Consultant Personnel’s signature to apply for or to pursue any application or registration for any intellectual property rights covering any Invention, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of such intellectual property rights thereon with the same legal force and effect as if executed by Consultant.

4.              REPORTS.  Consultant agrees, from time to time during the term of this Agreement, to keep Company advised as to Consultant’s progress in performing the Services and, as reasonably requested by Company, prepare written reports with respect thereto.  It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of the Services by Consultant.  All such reports prepared by Consultant shall be the sole property of Company.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.              TERM AND TERMINATION

(o)         This Agreement will commence on the Effective Date and will continue until March 31, 2016, or until it is terminated as provided below.

(p)         Either Consultant or Company may terminate this Agreement upon prior written notice thereof to the other party.

(q)         Upon termination of this Agreement, all rights and duties of the parties hereunder shall cease except:

(i)                               Company shall be obliged to pay, within thirty (30) days after receipt of Consultant’s final statement, all amounts owing to Consultant for unpaid Services completed by Consultant and related expenses, if any, in accordance with the provisions of Section 1 hereof,  and

(ii)                            Sections 2, 3, 5(c), 6, 7, 8 and 10 shall survive termination of this Agreement.

6.              INDEPENDENT CONTRACTOR.  Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of Company, but Consultant shall perform the Services as an independent contractor.  Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement.

7.              NO DEBARMENT.  Consultant represents and warrants that Consultant has not been debarred under Section (a) or (b) of 21 U.S.C. Section 335a and does not appear on the United States Food and Drug debarment list.  Consultant represents and warrants that Consultant has not committed any crime or conduct that could result in such debarment or Consultant’s exclusion from any governmental healthcare program.  Consultant represents and warrants that, to Consultant’s knowledge, no investigations, claims or proceedings with respect to any such crimes or conduct are pending or threatened against Consultant.  Consultant agrees and undertakes to promptly notify the Company if Consultant becomes debarred or proceedings have been initiated against Consultant with respect to debarment, whether such debarment or initiation of proceedings occurs during or after the term of this Agreement.

8.              ARBITRATION AND EQUITABLE RELIEF.  Company and Consultant hereby agree that any dispute arising under this Agreement, or in connection with any breach thereof, shall be finally resolved through binding arbitration conducted in accordance with the rules and procedures of the Judicial Arbitration and Mediation Service (JAMS) by one (1) arbitrator appointed in accordance with said rules.  Any such arbitration shall be held in San Mateo County, California.  The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrator shall permit such discovery as the arbitrator deems necessary to permit an equitable resolution of the dispute.  Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.  The costs

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of the arbitration, including administrative and arbitrators’ fees, shall be shared equally by the parties, and each party shall bear its own costs and attorneys’ and witness’ fees incurred in connection with the arbitration.  Any award may be entered in a court of competent jurisdiction for a judicial recognition of the decision and applicable orders of enforcement.  The parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award, punitive or exemplary damages against either party.

9.              CONFLICTING OBLIGATIONS.  Consultant hereby certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.  Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, Consultant agrees that, during the term of this Agreement, Consultant will not directly or indirectly (i) provide any services targeting TRK A, TRK B, TRK C, RET or FGFR programs or provide services for [*], [*],[*] or [*]  (the “Field of Interest”)to any other business or commercial entity, (ii) provide any services for any company that are in the same Field of Interest as the Company and shall list on Exhibit B hereto any other companies for whom Consultant is providing services (“Outside Companies”), or (iii) participate in the formation of any business or commercial entity with the same targets as the Company.  Without limiting the foregoing, Consultant agrees to use his or her best efforts (A) to segregate Consultant’s Services performed under this Agreement from Consultant’s work done for the Outside so as to minimize any questions of disclosure of, or rights under, any inventions, (B) to notify the Company if at any time the Consultant believes that such questions may result from his or her performance under this Agreement and (C) to assist the Company in fairly resolving any questions in this regard which may arise.  The Services performed hereunder will not be conducted on time that is required to be devoted to any other third party.  The Consultant shall not use the funding, resources and facilities of any other third party, without the prior written consent of the Company, to perform Services hereunder and shall not perform the Services hereunder in any manner that would give any third party rights or access to the product of such Services.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.       GENERAL.  This Agreement (together with the Exhibits hereto) is the sole agreement and understanding between Company and Consultant concerning the subject matter hereof, and it supersedes all prior agreements and understandings with respect to such matter.  Any required notice shall be given in writing by customary means with receipt confirmed at the address of each party set forth below, or to such other address as either party may substitute by written notice to the other.  Consultant shall not subcontract any portion of Consultant’s duties under this Agreement without the prior written consent of Company.  Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of Company.  Company may assign this Agreement to any entity that succeeds to substantially all of the business or assets of Company.  This Agreement shall be governed by the laws of the State of California, without reference to its conflicts of law principles.  This Agreement may only be amended or modified by a writing signed by both parties.  Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Agreement.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either Company or Consultant.

[signature page follows]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

LOXO ONCOLOGY, INC.		GREEN DUCK PUNCH LLC

By:	/s/ Joshua Bilenker	By:	/s/ Jennifer Low

1.
Name:	Joshua Bilenker	Name:	Jennifer Low

Title:	CEO	Title:

Address:	1 Landmark Square	Address:	274 Redwood Shores Pkwy

	Suite 1122		PMB 641

	Stamford, CT 06901		Redwood City, CA 94065

Date:	1/1/2016	Date:	12/28/2015

Phone:	(203) 653-3880	Phone:	650-395-8705

FAX:	(203) — 724-2481	FAX:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

SERVICES AND COMPENSATION

1.                                      Services. Consultant will render to Company the following Services:

•                  Consultant will carry out the duties and responsibilities of the Acting Chief Medical Officer position (including, but not limited to providing back-up advice regarding clinical trial, operational and safety issues; providing limited regulatory advice; representing the interests of Company by serving as a clinical development consultant or acting Chief Medical Officer (“CMO”) at global regulatory meetings; providing CMO signature for SOPS, internal documentation of medical approval, letters to investigators and health authorities regarding safety related issues; consulting with Company staff on compassionate use requests; acting Principal Investigator certain applications and activities) as directed principally by the Chief Executive Officer, to whom you will report; and providing other transition services as may reasonably be requested by the Company, including transition of the responsibilities, duties, and knowledge relative to the CMO position to other employees of the Company.

2.                                      Compensation.

•                  Company shall pay Consultant $600 per hour with a maximum of $4,800/day, including any travel time, as described below.

•                  Company shall reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred by Consultant in performing Services pursuant to this Agreement that are pre-approved by Company.  Consultant will be reimbursed for travel time over 2 hours.  Reimbursement for travel time shall be at one half of the hourly rate not to exceed $3,000 daily.  Air fares shall be economy class or equivalent for travel within the United States.  International air fares will be discussed and agreed upon in advance.  Consultant shall submit to Company all statements for expenses incurred and Services performed on a monthly basis in a form prescribed by Company.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

OUTSIDE COMPANIES

None

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.